Exhibit 99.3

SUMMARY OF 2006/2007 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company’s Corporate Governance Committee reviews and makes recommendations to the full Board of Directors regarding director compensation on an annual basis. Compensation for service for Board members elected by TVI stockholders consists of both cash payments and equity-based awards as follows:

	Cash[1]	Restricted Stock[2]	Options		Per Meeting Fees	Total[3]
Annual Directors’ Fees

Existing Independent Directors	$25,000	$25,000	0		$1,500	$63,500
Inside Directors	$0	0	0		$0	0
New Independent Directors[4]	$25,000	$25,000	25,000	[5]	$1,500	63,500

Annual Standing Committee Fees[6]

Chair	$7,500, payable quarterly in advance
Meeting Attendance Fees	$750 per meeting[7]

Annual Chairman of the Board Fees

	$22,500, payable monthly in advance

[1]	Payable quarterly, in advance.
[2]	Number of shares to be based on TVIN closing price of $3.44 as of the date of the 2006 Annual Board Meeting. All such shares are restricted as to sale or other transfer for a one-year period following the date of issuance; provided that, such restriction will lapse immediately in the event of the death or disability of the Director.
[3]	Assumptions: 9 Board meetings to take place from 2006 Annual Meeting until the 2007 Annual Meeting totaling $13,500 in annual Board meeting fees.
[4]	“New Independent Director” means any independent director upon his or her initial election to the Board by TVI Stockholders (i.e., Mr. Yount for the 2006 Annual Meeting).
[5]	Represents a 5-year NQO issued at the TVIN closing price of $3.44 as of the date of the 2006 Annual Board Meeting; option vests and first becomes exercisable as to all of the underlying shares on the earlier of: (a) the first anniversary of the issue date, or (ii) the 2007 TVI Annual Stockholders’ Meeting; provided that, the Director remains a member of the Company’s Board of Directors at all times prior to such date other than due to death or disability. Such option shall be subject to accelerated vesting upon any “change in control” as defined by the Company’s Board of Directors, so long as the Director remains a member of the Company’s Board of Directors on the date of said change in control.
[6]	Includes, Audit, Compensation, Governance and Strategic Committees.
[7]	In the discretion of the applicable Committee Chair, meeting attendance fees may be paid for each Committee meeting attended either in person or remotely held on a day other than a scheduled Board meeting or other Committee meeting.

Notes:

The above arrangements cover all individuals serving as directors immediately at the conclusion of the 2006 Annual Stockholders’ meeting. The compensation of any new directors subsequently joining the Board shall be determined by the Board based upon the recommendation of the Corporate Governance Committee on an individual basis.

In addition to the above, the Company reimburses all directors for out-of-pocket expenses reasonably and actually incurred to attend meetings of the Board or its four standing Committees, promptly after such expense is incurred and upon the presentation of appropriate documentation.

Independent directors are not entitled to receive any Board compensation whatsoever, other than the reimbursement of out-of-pocket expenses set forth immediately above.

Meeting attendance fees are paid for all meetings attended either in person or remotely (e.g., via telephonic conference call). Remote meeting attendance is offered as a convenience only. In order to foster a high level of meeting participation/engagement and good governance generally, in-person attendance is strongly encouraged and preferred. In order to achieve this and accommodate individual schedules, reasonable efforts will be made to schedule Board and Committee meetings on the same day, when practical.